Exhibit 99.1

SP Acquisition Holdings, Inc.

Patrick M. Fahey Chairman and CEO Frontier Financial Corporation	Warren G. Lichtenstein Chairman and CEO SP Acquisition Holdings, Inc.

NEWS RELEASE

For release October 5, 2009

FRONTIER FINANCIAL CORPORATION AND SP ACQUISITION HOLDINGS
ANNOUNCE TERMINATION OF MERGER AGREEMENT

EVERETT, WASHINGTON AND NEW YORK CITY – October 5, 2009.  Frontier Financial Corporation (NASDAQ:FTBK) (“Frontier”) and SP Acquisition Holdings, Inc. (NYSE AMEX:DSP) (“SPAH”) today jointly announced that they have mutually agreed to terminate the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, effective immediately, due to the fact that certain closing conditions contained in the merger agreement could not be met.   As a result, the special meetings of SPAH’s stockholders and warrantholders and Frontier’s shareholders scheduled to be held on October 8, 2009 have been cancelled.

Pat Fahey, Chairman and Chief Executive Officer of Frontier noted that “after working diligently for several months, the parties could not secure the required regulatory approvals in sufficient time to complete the transaction by the October 10, 2009 deadline. We will continue to aggressively work to resolve our loan problems, and shore up our capital position.”

Frontier previously announced its continued participation in the Federal Deposit Insurance Corporation’s (“FDIC”) voluntary Transaction Account Guarantee (“TAG”) portion of the Temporary Liquidity Guarantee Program through June 30, 2010.  Under this program, Frontier’s noninterest bearing transaction accounts and qualified NOW checking accounts are fully guaranteed by the FDIC for an unlimited amount of coverage.  The coverage under the TAG program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance protection.

Because of the termination of the merger agreement and pursuant to the terms of its amended and restated certificate of incorporation, SPAH’s corporate existence will cease on October 10, 2009.  The trustee will commence liquidating the investments constituting the trust account and distribute the proceeds to the public stockholders of SPAH in accordance with SPAH’s amended and restated certificate of incorporation, the Investment Management Trust Agreement, and applicable law.

About Frontier Financial Corporation

Frontier Financial Corporation is a Washington-based financial holding company, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of banking and financial services to businesses and individuals in its market area, including trust, cash management, and investment and insurance products.  Frontier operates 50 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, Whatcom counties in Washington and 3 offices in Oregon.  Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

About SP Acquisition Holdings

SP Acquisition Holdings is a blank check company organized under the laws of the State of Delaware on February 14, 2007.  It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets.

Media Contacts

Frontier	SPAH
Pat Fahey	Jason Booth
(425) 423-7250	(310) 941-3616

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties including statements related to the termination of the merger of SPAH and Frontier. These statements reflect SPAH and Frontier management's current beliefs and are based on information currently available to management. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. SPAH’s and Frontier’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in SPAH’s and Frontier’s filings with the SEC.